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                    WILLIAMS & WEBSTER, P.S.
                  Certified Public Accountants
                   Seafirst Financial Center
                       601 West Riverside
                           Suite 1970
                     Spokane, WA 99201-0611
                      Phone: (509) 838-511
                      FAX: (509) 624-5001

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Safescience, Inc.
Boston, Massachusetts

We consent to the use of our audit report dated March 27, 1997, on the consolidated financial statements of IGG International, Inc. (now known as Safescience, Inc.) as of December 31, 1996, for the filing with and attachment to the Form 10-K for the year ending December 31, 1998, and inclusion in the Company's previously filed Registration Statement File No. 333-04764.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

March 30, 1999